                            PIONEER COMPANIES, INC.
                        700 LOUISIANA STREET, SUITE 4300
                              HOUSTON, TEXAS 77002
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 19, 1998
                             ---------------------

To the Stockholders of
PIONEER COMPANIES, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Pioneer Companies, Inc., a Delaware corporation (the "Company"), will be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Tuesday, May 19, 1998, at 2:00 p.m. for the following purposes:

          (1) To elect four directors to serve until their successors are duly elected and qualified;

          (2) To approve the Pioneer Companies, Inc. 1998 Stock Plan;

          (3) To ratify the grant of a stock option to Andrew M. Bursky;

          (4) To ratify the appointment of Deloitte & Touche LLP as independent certified public accountants for the Company for the fiscal year ending December 31, 1998; and

          (5) To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

     In accordance with the provisions of the Company's By-Laws, the Board of Directors of the Company has fixed the close of business on April 13, 1998, as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

     As of April 13, 1997, Mr. William R. Berkley, Chairman of the Board of Directors of the Company, beneficially owned approximately 60.6% of the Company's Class A Common Stock (representing approximately 57.2% of the voting power of the Company's outstanding capital stock) and thus has sufficient voting power to determine the results of the matters to be considered at the Annual Meeting. Mr. Berkley has advised the Company that he will vote FOR each of the proposals to be considered at the Annual Meeting.

     Your attention is directed to the accompanying Proxy Statement.

     You are cordially invited to attend the Annual Meeting. If you do not expect to attend the Annual Meeting in person, please vote, date, sign and return the enclosed proxy as promptly as possible in the enclosed reply envelope.

                                        By Order of the Board of Directors,

                                        Kent R. Stephenson
                                        Vice President, General Counsel
                                        and Secretary
Dated: April 17, 1998

                            PIONEER COMPANIES, INC.

                                PROXY STATEMENT
                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 19, 1998
                             ---------------------

                     SOLICITATION AND REVOCATION OF PROXIES

     The enclosed proxy is solicited by the Board of Directors of Pioneer Companies, Inc. (referred to herein as the "Company") for use at the Annual Meeting of Stockholders to be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut on Tuesday, May 19, 1998, at 2:00 p.m., and at any adjournment thereof. The giving of a proxy does not preclude a stockholder from voting in person at the Annual Meeting. The proxy is revocable before its exercise by delivering either written notice of such revocation or a later dated proxy to the Secretary of the Company at its executive office at any time prior to voting of the shares represented by the earlier proxy. In addition, stockholders attending the Annual Meeting may revoke their proxies by voting at the Annual Meeting. If a returned proxy does not specify a vote for, and does not withhold authority to vote for, a nominee for election as a director, the proxy will be voted for such nominee. If a returned proxy does not specify a vote for or against any of the other proposals, it will be voted in favor thereof. The expense of preparing, printing and mailing this Proxy Statement will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company's Class A Common Stock, par value $.01 per share ("Class A Common Stock"), and the Class B Common Stock, par value $.01 per share ("Class B Common Stock" and, together with the Class A Common Stock, "Common Stock"). The Company's Annual Report for the fiscal year ended December 31, 1997 is being mailed simultaneously with this Proxy Statement. The approximate mailing date of the Proxy Statement and the proxy is April 17, 1998.

                      OUTSTANDING STOCK AND VOTING RIGHTS

     Only stockholders of record at the close of business on April 13, 1998, are entitled to notice of and to vote at the Annual Meeting. The number of shares of voting stock of the Company outstanding on that date and entitled to vote was
(i) 9,170,606 shares of Class A Common Stock, (ii) 750,136 shares of Class B Common Stock and (iii) 55,000 shares of Series A Preferred Stock, par value $.01 per share ("Preferred Stock"). Each share of Class A Common Stock is entitled to one vote, each share of Class B Common Stock is entitled to one-tenth of one vote and each share of Preferred Stock is entitled to 8.56 votes. Class A Common Stock, Class B Common Stock and Preferred Stock will vote together as a single class on all matters to be acted on at the Annual Meeting. Class B Common Stock is fully convertible at any time into Class A Common Stock on a share-for-share basis, and Preferred Stock is fully convertible at any time into Class A Common Stock at a conversion rate of 8.56 shares of Class A Common Stock for each share of Preferred Stock. Information as to persons beneficially owning 5% or more of the Common Stock and the Preferred Stock may be found under the heading "Security Ownership of Certain Beneficial Owners and Management" herein.

     Unless otherwise directed in the proxy, the persons named therein will vote "FOR" the election of the director nominees listed below, "FOR" the adoption of the Pioneer Companies, Inc. 1998 Stock Plan, "FOR" ratification of the grant of a stock option to Andrew M. Bursky, and "FOR" each of the other proposals to be considered at the Annual Meeting.

     All matters to be acted on at the Annual Meeting require the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the Annual Meeting to constitute the action of the stockholders. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence. A broker nonvote is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required.

PROPOSAL 1: ELECTION OF DIRECTORS

     As permitted by Delaware law, the Board of Directors of the Company is divided into three classes, the classes being divided as equally as possible and each class having a term of three years. Each year the term of office of one class expires. This year the term of a class consisting of three directors expires, and it is the intention of the Board of Directors that the shares represented by proxy, unless otherwise indicated thereon, will be voted for the reelection of Donald J. Donahue, Richard C. Kellogg, Jr. and Jack H. Nusbaum as directors to hold office for a term of three years until the Annual Meeting of Stockholders in 2001 and until their successors are duly chosen. On December 31, 1997, Paul J. Kienholz resigned as a director of the Company, and it is also the intention of the Board of Directors that the shares represented by proxy, unless otherwise indicated thereon, will be voted for the election of John R. Kennedy as a director to hold office for the unexpired portion of Mr. Kienholz' term of office, expiring at the Annual Meeting of Stockholders in 1999 and until his successor is duly chosen.

     The persons designated as proxies reserve full discretion to cast votes for other persons in the event the nominees, Messrs. Donahue, Kellogg, Nusbaum and Kennedy, are unable to serve. However, the Board of Directors has no reason to believe that the nominees will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than the four named nominees.

     The following table sets forth information regarding the nominees and the remaining directors who will continue in office after the Annual Meeting.

                                           SERVED AS
                                          DIRECTOR OF
                                          THE COMPANY                  BUSINESS EXPERIENCE
                                         CONTINUOUSLY                 DURING PAST 5 YEARS,
NAME                                         SINCE                  AGE AND OTHER INFORMATION
----                                     -------------              -------------------------
Nominees to Hold Office Until 1998
Donald J. Donahue(1)(2)(3)(4)..........      1988        Mr. Donahue has been a private investor since
                                                         February 1996, and he has served as Vice
                                                         Chairman of the Board of Directors of the
                                                         Company since May 1996. Mr. Donahue served as
                                                         Chairman of the Board of Magma Copper Company
                                                         from 1987 to 1996 and as Chairman of NAC
                                                         Holding Co., a life and health insurance
                                                         company, from 1990 to 1993. Mr. Donahue is a
                                                         director of Chase Brass Industries Inc. He is
                                                         also a director of Counselors Tandem Securities
                                                         Fund, Inc. and fifteen other registered
                                                         investment companies managed by EMW Warburg
                                                         Pincus Counselors, Inc. Mr. Donahue is 73 years
                                                         of age.
Richard C. Kellogg, Jr.................      1995        Mr. Kellogg has been a private investor since
                                                         January 1997. He served as President of the
                                                         Company from April 1995 to January 1997. Mr.
                                                         Kellogg was a co-founder of Pioneer Americas,
                                                         Inc. and served as Chairman of the Board and as
                                                         a director of Pioneer Americas, Inc. from its
                                                         formation in 1988 until its acquisition by the
                                                         Company in 1995. Mr. Kellogg is being nominated
                                                         as a Director in accordance with the terms of
                                                         the Shareholders Agreement, dated April 20,
                                                         1995, between Mr. Kellogg and William R.
                                                         Berkley. See "Transactions with Management and
                                                         Others." Mr. Kellogg is 46 years of age.

                                           SERVED AS
                                          DIRECTOR OF
                                          THE COMPANY                  BUSINESS EXPERIENCE
                                         CONTINUOUSLY                 DURING PAST 5 YEARS,
NAME                                         SINCE                  AGE AND OTHER INFORMATION
----                                     -------------              -------------------------
Jack H. Nusbaum(3)(4)..................      1988        Mr. Nusbaum is Chairman of the New York law
                                                         firm of Willkie Farr & Gallagher, where he has
                                                         been a partner for more than twenty-five years.
                                                         Mr. Nusbaum is a director of W.R. Berkley
                                                         Corporation, Strategic Distribution, Inc.,
                                                         Prime Hospitality Corp., Fine Host Corporation,
                                                         and The Topps Company, Inc. Mr. Nusbaum is 57
                                                         years of age.
Nominee to Hold Office Until 1999
John R. Kennedy........................        --        Mr. Kennedy retired as President and Chief
                                                         Executive Officer of Federal Paper Board
                                                         Company, Inc. in 1996, after serving that
                                                         company since 1975. Mr. Kennedy also serves as
                                                         a director of International Paper Company,
                                                         Chase Brass Industries, Inc., De Vlieg-
                                                         Bullard, Inc., Holnam Inc. and Spartech
                                                         Corporation. Mr. Kennedy is 67 years of age.
Directors to Continue in Office Until
  2000
William R. Berkley (1)(2)(4)...........      1988        Mr. Berkley has been Chairman of the Board of
                                                         the Company since 1987. He also serves as
                                                         Chairman of the Board of several companies
                                                         which he controls or founded. These include
                                                         W.R. Berkley Corporation, a property and
                                                         casualty insurance company, and Interlaken
                                                         Capital, Inc., a private investment and
                                                         consulting firm. Mr. Berkley is also a director
                                                         of Strategic Distribution, Inc. Mr. Berkley is
                                                         52 years of age.
Michael J. Ferris (1)..................      1997        Mr. Ferris has been President and Chief
                                                         Executive Officer of the Company since January
                                                         1997. Prior to joining the Company, he was
                                                         employed by Vulcan Materials Company, a company
                                                         engaged in the production of industrial
                                                         materials and commodities with significant
                                                         positions in two industries, construction
                                                         aggregates and chemicals, from March 1974 to
                                                         January 1997, where he served as Executive Vice
                                                         President, Chemicals from 1996 to 1997. Mr.
                                                         Ferris is also a director of ChemFirst, Inc.
                                                         Mr. Ferris is 53 years of age.
Thomas H. Schnitzius...................      1995        Mr. Schnitzius has been a principal in the
                                                         Houston investment banking firm of Schnitzius &
                                                         Vaughan since its formation in October 1987.
                                                         Prior to 1987 he was a principal in the
                                                         investment banking firm of Schnitzius & Co.,
                                                         Ltd. Mr. Schnitzius was a director of Pioneer
                                                         Americas, Inc. from April 1993 to April 1995.
                                                         Mr. Schnitzius is 55 years of age.

                                           SERVED AS
                                          DIRECTOR OF
                                          THE COMPANY                  BUSINESS EXPERIENCE
                                         CONTINUOUSLY                 DURING PAST 5 YEARS,
NAME                                         SINCE                  AGE AND OTHER INFORMATION
----                                     -------------              -------------------------
Directors to Continue in Office Until
  1999
Philip J. Ablove.......................      1991        Mr. Ablove has been Vice President and Chief
                                                         Financial Officer of the Company since March
                                                         1996. He was a consultant and officer and
                                                         director specializing in financially distressed
                                                         companies from 1983 to 1996, and in a
                                                         consulting role he also served as Acting Chief
                                                         Financial Officer of the Company from October
                                                         1995 to March 1996. Mr. Ablove is 57 years of
                                                         age.
Andrew M. Bursky (1)(2)................      1994        Mr. Bursky has been a Managing Director of
                                                         Interlaken Capital, Inc., a private investment
                                                         and consulting firm, since May 1980. He has
                                                         been Chairman of the Board of Strategic
                                                         Distribution, Inc., a distributor of
                                                         maintenance, repair and operations products to
                                                         industry, since July 1988. Mr. Bursky is 41
                                                         years of age.

---------------

(1) Member of Executive Committee.

(2) Member of Compensation and Stock Option Committee.

(3) Member of Audit Committee.

(4) Member of Administrative Committee.

     IT IS THE INTENTION OF THE PERSONS NAMED ON THE ENCLOSED FORM OF PROXY
      TO VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

                       BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company met ten times during 1997. Each of the persons serving as a director in 1997 attended at least 75% of the total number of meetings of the Board and meetings of the Committees of which the director was a member during 1997. Action by written consent is also considered by the Board from time to time. The Board has four standing committees: the Executive Committee, the Compensation and Stock Option Committee, the Audit Committee and the Administrative Committee.

     The Executive Committee, composed of Messrs. Berkley, Bursky, Donahue and Ferris, is authorized to act on behalf of the Board during periods between Board meetings. The Committee did not meet during 1997.

     The Compensation and Stock Option Committee establishes the level of compensation to be paid to the officers of the Company and administers the Company's 1995 Stock Incentive Plan. The Committee did not meet during 1997, but approved of appropriate action by written consent. Messrs. Berkley, Bursky and Donahue serve on the Committee.

     The Audit Committee, composed of Messrs. Donahue and Nusbaum, advises the Board as to the selection of the Company's independent public accountants, monitors their performance, reviews all reports submitted by them and consults with them with regard to the adequacy of internal controls. The Committee met once during 1997.

     The Administrative Committee, consisting of Messrs. Berkley, Donahue and Nusbaum, was formed during 1997 to establish the qualifications for service as a director and to seek suitable candidates for such service. The Committee did not meet during 1997. The Committee will consider individuals recommended by stockholders for service on the Board of Directors. Such recommendations should be provided to the Secretary of the Company.

BANKRUPTCY ACTIONS

     From 1983 to 1993, Mr. Kellogg served as vice president of Trans Marketing Houston, Inc. ("TMHI"), an international trading company that he co-founded which dealt in refined petroleum products and chemicals. TMHI filed for bankruptcy in April 1993 and a liquidation plan was approved by the bankruptcy court in December 1993.

     Mr. Bursky was an executive officer of Idle Wild Farm, Inc., a privately owned manufacturer of frozen food. In October 1993, while he was an executive officer, Idle Wild filed a chapter 11 petition for reorganization under federal bankruptcy law. Blue Lustre Products, Inc., a privately-owned company engaged in the sale and leasing of carpet cleaning equipment and other carpet cleaning products, which Mr. Bursky also served as an executive officer, filed a chapter 11 petition for reorganization under federal bankruptcy law in October 1995.

COMPENSATION OF DIRECTORS

     In 1992, the Board of Directors established a policy under which each director who is not also an employee of the Company receives an annual retainer and a quarterly fee for attendance at meetings. The Board has established the annual retainer at a level of $22,000, and the quarterly meeting fee at $2,000. The Company granted each non-employee director who served throughout 1997 1,637 shares of Class A Common Stock under the Company's 1993 Non-Employee Director Stock Plan in payment of the 1997 annual retainer. Each non-employee director was also paid a quarterly fee of $2,000 for attendance at meetings of the Board of Directors in 1997.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the shares of Common Stock and Preferred Stock owned on April 13, 1998 by each person who is known by the Company to be the beneficial owner of more than five percent of any class of stock as of such date. Except as otherwise indicated, all shares of stock shown in the table are held with sole voting and investment power.

                                                                   SHARES
                              NAME AND ADDRESS OF               BENEFICIALLY    PERCENT
TITLE OF CLASS                 BENEFICIAL OWNER                    OWNED        OF CLASS
--------------                -------------------               ------------    --------
Class A          William R. Berkley(1)                           5,560,341        60.6
Common Stock     165 Mason Street
                 Greenwich, CT 06830

                 Richard C. Kellogg, Jr.(2)                        551,068         6.0
                 2716 University Boulevard
                 Houston, Texas 77005

                 Frans G.J. Speets(2)                              551,068         6.0
                 2400 Fountainview, #204
                 Houston, Texas 77057

Class B          Chemical Bank(3)                                  750,136       100.0
Common Stock     Special Loan Group
                 270 Park Avenue
                 48th Floor
                 New York, NY 10017

Preferred        OCC Tacoma, Inc.(4)                                55,000       100.0
  Stock          5005 LBJ Freeway
                 Dallas, Texas 75380-9050


---------------

(1) Includes 3,252,556 shares held by Interlaken Investment Partners, L.P. Mr. Berkley is the sole owner of a company that indirectly controls Interlaken Investment Partners, L.P.; as such, he may be deemed to be the beneficial owner of shares of Class A Common Stock held by such entity. Mr. Berkley's holdings (including the shares owned by Interlaken Investment Partners, L.P.) represent 57.2% of the voting power of the Company's outstanding capital stock as of April 13, 1998.

(2) The holdings of each of Messrs. Kellogg and Speets represents 5.7% of the voting power of the Company's outstanding capital stock as of April 13, 1998.

(3) Information obtained from a Schedule 13G, dated July 21, 1992, filed with the Securities and Exchange Commission by Chemical Bank ("Chemical"). The filing reported that Chemical had acquired 750,136 shares of Class B Common Stock (as adjusted for the one-for-four reverse stock split on April 27, 1995, and the seven percent stock dividends paid to stockholders of record on December 16, 1996, and December 1, 1997), of which it was the beneficial owner with sole voting and dispositive power. The holdings of Chemical represent 0.8% of the voting power of the outstanding Common Stock as of April 13, 1998, and 7.6% of the number of shares of Common Stock outstanding as of that date.

(4) The shares were issued in connection with the acquisition by a subsidiary of the Company of the Tacoma, Washington-based chlor-alkali business owned by a subsidiary of Occidental Chemical Corporation. The holdings represent 4.8% of the voting power of the Company's outstanding capital stock as of April 13, 1998.

     The following table sets forth information regarding beneficial ownership of the Company's Class A Common Stock as of April 13, 1998, by each of the Company's directors and the nominees for director named herein, each of the executive officers of the Company named in the Summary Compensation Table under the caption "Executive Compensation", and all directors and executive officers of the Company as a group. Included within beneficial ownership are shares as to which an individual has the right to acquire beneficial ownership within 60 days of April 13, 1998 through the exercise of stock options. Percentages of Class A Common Stock are based on the shares outstanding as of April 13, 1998, together with the shares that will be issued if such options are exercised.

                                                                        SHARES
                                      NAME OF                        BENEFICIALLY   PERCENT
TITLE OF CLASS                   BENEFICIAL OWNER                       OWNED       OF CLASS
--------------                   ----------------                    ------------   --------
Class A         Philip J. Ablove...................................      12,551       *
Common Stock    William R. Berkley.................................   5,560,341       59.5
                Andrew M. Bursky...................................     248,478        2.7
                Donald J. Donahue**................................     219,178        2.3
                Michael J. Ferris..................................     222,827        2.4
                Richard C. Kellogg, Jr.............................     568,680        6.1
                John R. Kennedy....................................       1,000       *
                Jack H. Nusbaum....................................      15,958       *
                Thomas H. Schnitzius...............................       7,190       *
                James E. Glattly...................................      74,857        1.4
                Verrill M. Norwood.................................      31,923       *
                Jerry B. Bradley...................................       2,140       *
                All directors and executive officers as a group (16
                persons)...........................................   6,979,434       74.7

---------------

*  Less than one percent

** 85,867 of such shares are held by the Donahue Family Partnership, which Mr.
   Donahue serves as the general partner.

     The Company knows of no current arrangements, including any pledge by any persons of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company.

                             EXECUTIVE COMPENSATION

     The following tables provide information with respect to the compensation of the Company's President and Chief Executive Officer and the four other most highly paid executive officers. Where appropriate, share data reflects the one for four reverse stock split of April 1995 and the seven percent stock dividends paid to holders of record in December 1996 and December 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                                                         COMPENSATION
                                        ANNUAL COMPENSATION                                 AWARDS
                                   ------------------------------      OTHER ANNUAL      -------------      ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR(1)   SALARY($)   BONUS($)   COMPENSATION(2)($)   OPTIONS(3)(#)   COMPENSATION($)
---------------------------        -------   ---------   --------   ------------------   -------------   ---------------
Michael J. Ferris................   1997      345,965    200,000          80,505            427,999            4,200(4)
  President and Chief Executive
  Officer
James C. Glattly.................   1997      218,753    119,902               0             26,750            4,200(4)
  President, Pioneer Chlor          1996      193,336     50,000               0                  0            3,750(4)
  Alkali Company, Inc.              1995      114,327     69,675               0             53,500            2,453(4)
Philip J. Ablove.................   1997      225,003     99,001          63,442                  0            2,406(4)
  Vice President and                1996      183,318     40,000               0             57,245            1,406(4)
  Chief Financial Officer
Verrill M. Norwood...............   1997      174,998     52,499               0                  0           19,334(5)
  Vice President, Environmental     1996      172,497     25,000               0                  0           10,890(6)
  and Regulatory Affairs            1995      104,423     58,793               0             26,750          320,893(7)
Jerry B. Bradley.................   1997      165,002     58,501          40,683             10,700            4,063(4)
  Vice President, Human Resources   1996      157,500     15,000          18,309                  0            2,583(4)
                                    1995       35,272          0               0             17,173                0

---------------

(1) Mr. Ferris was employed by the Company on January 4, 1997. Mr. Glattly has served in the indicated position since December 1, 1996. Each of Messrs. Glattly and Norwood was an officer of Pioneer Americas, Inc. on April 20, 1995, when that company was acquired by the Company. After the acquisition, each served as an executive officer of the Company (including service as an executive officer of one or more subsidiaries of the Company), and information with respect to 1995 compensation is provided for each only with respect to services provided to the Company and its subsidiaries during the portion of the year beginning on April 21, 1995. Messrs. Ablove and Bradley became employees of the Company on March 8, 1996 and October 8, 1995, respectively.

(2) All amounts relate to reimbursement of relocation and moving expenses.

(3) Expressed in terms of the numbers of shares of the Company's Class A Common Stock underlying options granted during the year. Of the award to Mr. Ferris, 143,112 options were granted pursuant to agreement between the Company and Mr. Ferris; all other options were granted under the Company's 1995 Stock Incentive Plan.

(4) Represents amounts contributed to match a portion of the employee's contributions under a 401(k) plan.

(5) Includes (a) $17,136, representing payment under a supplemental pension plan, and (b) $2,198, which was contributed to match a portion of the employee's contributions under a 401(k) plan.

(6) Includes (a) $7,140, representing payment under a supplemental pension plan, and (b) $3,750, which was contributed to match a portion of the employee's contributions under a 401(k) plan.

(7) Includes (a) $318,575, representing payment upon the termination of a salary continuation agreement in effect since 1993, together with payment for the resulting tax liability, and (b) $2,318, which was contributed to match a portion of the employee's contributions under a 401(k) plan.

PENSION PLAN

     The Pioneer Chlor Alkali Company, Inc. pension plan provides defined benefit retirement coverage to the executive officers of the Company. At the normal retirement age of 65, participants receive benefits based on their credited service and their covered compensation for the average of their highest five complete consecutive plan years out of their last ten complete consecutive plan years. Covered compensation under the plan includes base pay, overtime and shift differential pay and certain annual performance and sales incentive programs and commissions, but excludes all other items of compensation. However, the Internal Revenue Code limits remuneration which may be taken into account (subject to certain grandfather rules) under the pension plan for 1997 to $160,000. The benefits in the table set forth below are computed as a straight life annuity at age 65. Benefits are not subject to any deduction for social security since the basic benefit formula incorporates the average social security breakpoint in calculating the benefit.

                               PENSION PLAN TABLE

                                                                          YEARS OF SERVICE(1)
                                                          ---------------------------------------------------
REMUNERATION                                                15         20         25         30         35
------------                                              -------    -------    -------    -------    -------
$125,000................................................  $27,026    $36,035    $45,044    $54,052    $63,061
 150,000................................................   32,651     43,535     54,419     65,302     76,186
 175,000................................................   34,901     46,535     58,169     69,802     81,436
 200,000................................................   34,901     46,535     58,169     69,802     81,436
 225,000................................................   34,901     46,535     58,169     69,802     81,436
 250,000................................................   34,901     46,535     58,169     69,802     81,436
 300,000................................................   34,901     46,535     58,169     69,802     81,436
 400,000................................................   34,901     46,535     58,169     69,802     81,436
 450,000................................................   34,901     46,535     58,169     69,802     81,436
 500,000................................................   34,901     46,535     58,169     69,802     81,436

---------------

(1) The estimated years of credited service for each of the named executive officers of the Company as of December 31, 1997, were: Mr. Ferris -- 1 year; Mr. Glattly -- 9 years; Mr. Ablove -- 1 year; Mr. Norwood -- 6 years; and Mr. Bradley -- 2 years.

     The Company has adopted a Restoration Retirement Plan, effective as of July 1, 1998, for the benefit of Messrs. Ferris, Glattly, Ablove, Bradley and certain other individual employees of the Company and its subsidiaries. Under current law an individual's annual compensation in excess of a certain level (currently $160,000) is disregarded in determining the amount of retirement benefits to be paid to the individual under the Pension Plan maintained for the benefit of the employees of the Company and Pioneer Chlor Alkali Company, Inc., and the Company's contributions are similarly limited under the 401(k) Savings Plan which is maintained for the benefit of the same employees. The Restoration Retirement Plan will provide unfunded benefits to those executives approved for participation in the Plan, with the benefits with respect to the Pension Plan to be equal in amount to the amount which would be paid under the Pension Plan but for the salary limitation, and with the benefits with respect to the Savings Plan to be equal to three percent of pay in excess of the salary limitation amount. Each of the executives named in the Summary Compensation Table, with the exception of Mr. Norwood, will participate in the Restoration Retirement Plan.

     Mr. Norwood participates in a supplemental retirement plan which was established by Pioneer in 1995 in order to fund amounts due to him under an agreement reached when he was hired in 1993. Under such plan, Mr. Norwood began receiving receive supplemental retirement payments in the amount of $1,428 per month after he reached age 65 in July 1996.

                             OPTION GRANTS IN 1997

     The following table provides information with respect to grants of stock options for the purchase of Class A Common Stock during 1997 to the named executive officers:

                                              INDIVIDUAL GRANTS
                              --------------------------------------------------    POTENTIAL REALIZABLE
                                            PERCENT                                   VALUE AT ASSUMED
                              NUMBER OF     OF TOTAL                                ANNUAL RATES OF STOCK
                                SHARES      OPTIONS      EXERCISE                  PRICE APPRECIATION FOR
                              UNDERLYING   GRANTED TO     OR BASE                      OPTION TERM(1)
                               OPTIONS     EMPLOYEES       PRICE      EXPIRATION   -----------------------
                              GRANTED(#)    IN 1997     (PER SHARE)      DATE        5%($)        10%($)
                              ----------   ----------   -----------   ----------   ----------   ----------
Michael J. Ferris(2)........   347,749        76.0(3)      $4.67        1/4/07     1,021,317    2,588,217
                                26,750                      5.61        1/4/08        63,592      206,351
                                26,750                      6.54        1/4/09        49,398      217,115
                                26,750                      7.48        1/4/10        35,470      231,176
James E. Glattly(4).........    26,750         4.7          5.02       3/11/07        84,451      214,016
Jerry B. Bradley(5).........    10,700         1.9          5.02       3/11/07        33,780       85,606

---------------

(1) These amounts represent assumed rates of appreciation in market value from the date of grant until the end of the option term, at the rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, in the market value of Class A Common Stock. The Company did not use an alternative formula for a grant date valuation, as it is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2) Of the options granted to Mr. Ferris, options for the purchase of 143,112 shares were granted under the Company's 1995 Stock Incentive Plan, and are exercisable in 21,400-share increments on January 4 in the years 1998 through 2003, with a final 14,712-share increment exercisable on January 4, 2004. The remaining options were granted pursuant to agreement between the Company and Mr. Ferris. Of such options, options for the purchase of 204,637 shares are exercisable in 40,927-share increments on January 4 in the years 1998 through 2002. The options with an exercise price of $5.61 per share are exercisable in 20% annual increments beginning on January 4, 1999, the options with an exercise price of $6.54 per share are exercisable in 20% annual increments beginning on January 4, 2000, and the options with an exercise price of $7.48 per share are exercisable in 20% annual increments beginning on January 4, 2001. All of the options granted to Mr. Ferris have exercise prices equal to or greater than fair market value on the date of grant.

(3) The indicated percentage relates to all of the options awarded to Mr. Ferris during the year.

(4) Mr. Glattly's options were granted under the Company's 1995 Stock Incentive Plan at fair market value on the date of grant. The options provide for the purchase of 19,906 shares on or after March 11, 2000, and an additional 6,844 shares on or after March 11, 2001.

(5) Mr. Bradley's options were granted under the Company's 1995 Stock Incentive Plan at fair market value on the date of grant. The options are exercisable in full on or after March 11, 2000.

                        AGGREGATED 1997 OPTION EXERCISES
                           AND YEAR-END OPTION VALUES

     The following table shows with respect to the named executive officers the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1997, with respect to options to purchase Class A Common Stock. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of Class A Common Stock. No shares of Class A Common Stock were issued during 1997 to any individual as the result of the exercise of stock options.

                                              NUMBER OF
                                          SHARES UNDERLYING             VALUE OF UNEXERCISABLE
                                        UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                         DECEMBER 31, 1997(#)          DECEMBER 31, 1997($)(1)
                                     ----------------------------    ----------------------------
                                     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                     -----------    -------------    -----------    -------------
Michael J. Ferris..................      -0-           427,999           -0-          3,468,397
James E. Glattly...................      -0-            83,995           -0-            642,998
Philip J. Ablove...................      -0-            57,245           -0-            451,377
Verrill M. Norwood.................      -0-            28,622           -0-            213,091
Jerry B. Bradley...................      -0-            27,873           -0-            227,800

---------------

(1) The closing price of Class A Common Stock on December 31, 1997, the last trading day of the Company's fiscal year, was $13.125 per share.

EMPLOYMENT AGREEMENTS AND SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

     On April 20, 1995, the Company entered into three-year employment agreements with Messrs. Glattly and Norwood. The agreement with Mr. Glattly provides for an annual salary of at least $165,000 and the agreement with Mr. Norwood provides for an annual salary of at least $143,100.

     On January 4, 1997, the Company entered into a three-year employment agreement with Mr. Ferris. The agreement provides for an annual salary of not less than $350,000 and that with respect to 1997 Mr. Ferris would also receive a cash bonus of not less than $200,000, payable quarterly in arrears.

     Under each of the employment agreements referred to above, the employee is entitled to receive other benefits made available to executive officers and to receive bonus compensation in accordance with any management incentive plan established by the Board of Directors. Each of such agreements provides that if the executive's employment thereunder is terminated by the employer without "just cause" or by the employee for "good reason" (as such terms are defined in the employment agreement), the executive will continue to receive his annual salary until the last date of the employment term or, if later, the first anniversary of the termination date, subject to certain provisions for offset, and will continue to receive certain other benefits provided for in the agreement. Termination following a change in control does not constitute "just cause" or "good reason", but "good reason" does include the failure of any successor to the employer by operation of law to assume the employment agreement.

     On March 8, 1996, Philip J. Ablove, who is a director of the Company, was elected Vice President and Chief Financial Officer of the Company, after serving as a management consultant to the Company since October 1995. The Company agreed to pay Mr. Ablove an annual salary of $225,000. Following any change of control during his employment by the Company, he is entitled to a severance payment equal to at least twelve months' salary.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation for executives of the Company is made up of three components, base salary, annual cash bonus, and long-term incentives. The Compensation and Stock Option Committee of the Board of Directors reviews each of the components on an annual basis to ensure that compensation is competitive within the chemical industry and promotes the alignment of executive and stockholder interests.

     Salary levels are compared to industry survey data on an annual basis to ensure that compensation levels allow the Company to attract and retain highly-competent executives. Amounts to be paid as annual cash bonuses with respect to each year are linked to the Company's financial performance through the Company's Shared Earnings Plan, in which all of the Company's employees participate. A specified return on assets must be achieved before cash bonuses are paid under that plan. Long-term incentives have been provided in the form of stock option grants to executives upon the commencement of service and additional grants on a periodic basis. Grants are based on the perceived value that an executive will provide the Company.

     Michael J. Ferris has served as the Company's President and Chief Executive Officer since January 4, 1997, pursuant to an employment agreement that provides for an annual salary of not less than $350,000. The agreement provided that with respect to 1997 Mr. Ferris would also receive a cash bonus of not less than $200,000, payable quarterly in arrears. Mr. Ferris' salary for service as the Company's chief executive officer has been established at an annual level of $400,000, effective April 1, 1998, an amount which was determined on the same basis as the salaries of other executives of the Company, and he will also participate in the Shared Earnings Plan.

William Berkley
Andrew M. Bursky
Donald J. Donahue

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     William R. Berkley, a member of the Compensation and Stock Option Committee, is the Chairman of the Board of Directors of the Company and, as of April 13, 1997, may be deemed to beneficially own approximately 60.6% of the Class A Common Stock (representing approximately 57.2% of the voting power of the Company).

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The graph set forth below compares the cumulative total stockholder return on the Class A Common Stock for the period commencing December 31, 1992, and ending December 31, 1997, to the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Midcap 400 Chemicals Index, an index consisting of a peer group of chemical companies (Airgas, Inc., Cabot Corporation, Calgon Cargon Corporation, Georgia Gulf Corporation, IMC Global Inc., Lyondell Petrochemical Company and Solutia Inc.). For the period beginning on July 9, 1992, the graph relates to the Class A Common Stock, and the earlier period of the graph relates to the Company's Common Stock as it existed prior to that date. Dates are for fiscal years ending December 31 in each of the years indicated. The Standard & Poor's Midcap 400 Chemicals Index differs from the peer group index provided in the proxy statement for the Company's 1997 Annual Meeting, since the Company has determined that the operations of the companies included in the Standard & Poor's Midcap 400 Chemicals Index more closely resemble those of the Company. For purposes of comparison, the graph set forth below also includes the Standard & Poor's 500 Diversified Chemicals Index, the index of peer group companies (Monsanto Company, Engelhard Corporation, FMC Corporation, The B.F. Goodrich Company and PPG Industries, Inc.) provided last year. The Company does not believe that either peer group was relevant prior to April 20, 1995, since during periods prior to January 1995 the Company was not in the chemicals business. The graph assumes a $100 investment in Class A Common Stock and in each index on December 31, 1992, and that all dividends paid by companies included in each index were reinvested.

                                        Pioneer                            S&P Midcap         S&P 500
        Measurement Period             Companies,                             400           Diversified
      (Fiscal Year Covered)               Inc.            S&P 500          Chemicals         Chemicals
Dec-92                                        100.00            100.00            100.00            100.00
Dec-93                                        108.91            110.08             99.43            107.41
Dec-94                                        108.91            111.53            127.32            114.55
Dec-95                                        457.15            153.45            153.98            150.99
Dec-96                                        362.34            188.68            153.33            174.71
Dec-97                                       1017.70            251.62            159.56            194.28

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Interlaken Capital, Inc., a private investment and consulting firm controlled by William R. Berkley, was paid a fee of $1.25 million for advisory services rendered to the Company in connection with the June 1997 acquisition of a chlor-alkali production facility and related business located in Tacoma, Washington by Pioneer Chlor Alkali Company, Inc. (the "Tacoma Acquisition"). The firm was also paid a fee of $2.36 million for advisory services rendered to the Company in connection with the October 1997 acquisition of the North American chlor-alkali business of ICI Canada, Inc. and ICI Americas, Inc. by PCI Chemicals Canada Inc. and other subsidiaries of the Company (the "PCI Canada Acquisition"). Mr. Berkley is Chairman of the Company, and beneficially owns approximately 60.6% of Class A Common Stock. Mr. Bursky, a director of the Company, is a Managing Director of Interlaken Capital, Inc. The amounts of such fees were approved by the disinterested and independent members of the Board of Directors, who determined that the fees for such services were in amounts which were at least as favorable to the Company as if they had been paid to a non-affiliated party for similar services.

     Thomas H. Schnitzius, a director of the Company, is a principal of Schnitzius & Vaughan, an investment banking firm. The firm was paid a fee of $450,000, plus reimbursement of reasonable out-of-pocket expenses, for financial advisory services rendered in connection with the Tacoma Acquisition, and a fee of $1.0 million, plus reimbursement of reasonable out-of-pocket expenses, for financial advisory services rendered in connection with the PCI Canada Acquisition. The firm also provides financial advisory services on an on-going basis to the Company, for which it has received fees of $90,000 since January 1, 1997. The firm is currently paid a retainer for such services of $6,000 per month.

     Pursuant to the 1995 agreement relating to the acquisition of Pioneer Americas, Inc. by the Company (the "Acquisition Agreement"), certain assets not necessary for the Company's chlor-alkali business are held by subsidiaries of the Company for the benefit of the former owners of Pioneer Americas, Inc. (the "Sellers"). Such assets include (i) real property (the "Excess Land") in St. Gabriel, Louisiana, Henderson, Nevada and Mojave, California, and (ii) 32% of the equity interest in Basic Investments, Inc. ("Basic") and, directly or indirectly, 37.22% of the partnership interest in Victory Valley Land Company, L.P. Any proceeds from such assets are held in a separate account for the benefit of the Sellers, subject to offset against any claims by the Company under environmental and other warranties provided to the Company by the Sellers. As of March 31, 1998, the account had a balance of approximately $6.4 million; distributions to the Sellers of funds held in the account will not occur before April 20, 2000. Included among the Sellers are Richard C. Kellogg, Jr., James E. Glattly and Verrill M. Norwood, each of whom is a director or executive officer of the Company, and Frans G. J. Speets, who beneficially owns 6.0% of the Class A Common Stock. Messrs. Kellogg, Glattly, Norwood and Speets have interests in the account and in any liability of 39.4%, 0.7%, 0.7% and 29.4%, respectively.

     A subsidiary of the Company is party to an agreement with Basic for the delivery of water to the Company's Henderson production facility. The agreement provides for the delivery of a minimum of eight million gallons of water per day. The agreement expires on December 31, 2014, unless terminated earlier in accordance with the provisions thereof. Basic also charges the Company and other companies in the Henderson industrial complex for power distribution services. Since January 1, 1997, the Company has paid Basic approximately $850,000 for the provision of such services. At March 31, 1998, the net amount owed to Basic was approximately $90,000.

     As Sellers under the Acquisition Agreement, Messrs. Kellogg, Glattly, Norwood, and Speets each also hold promissory notes payable by the Company in the principal amounts of $4,512,330, $77,718, $77,718, and $3,366,062, respectively. Since January 1, 1997, the Company has paid such individuals interest on such Seller Notes in the amounts of $539,993, $9,301, $9,301, and $401,919, respectively. The notes are payable in five equal annual installments beginning on April 1, 2001.

     On April 20, 1995, the Company entered into a five-year employment agreement with Mr. Kellogg, pursuant to which Mr. Kellogg served as President of the Company. Mr. Kellogg resigned as President of the Company on January 4, 1997. Mr. Kellogg continues to perform services for the Company, and pursuant to the terms of the agreement, the Company will continue to pay Mr. Kellogg's annual salary of $300,000 per year through April 20, 2000. Mr. Kellogg and Mr. Berkley are parties to a stockholders agreement providing that, so long as Mr. Kellogg's employment under his employment agreement is in effect, Mr. Berkley will vote the shares of Class A Common Stock which are owned of record or beneficially by him or over which he exercises voting control for Mr. Kellogg's election to the Company's Board of Directors, and that Mr. Kellogg will vote the shares of Class A Common Stock which are owned of record or beneficially by him or over which he exercises voting control for the election of such persons as Mr. Berkley may nominate as directors of the Company.

     In connection with the Acquisition Agreement the Company entered into an employment agreement with Mr. Speets, pursuant to which the Company agreed to pay Mr. Speets an annual salary of $190,000 through April 20, 2000. The agreement provides that following termination of the agreement by either party, the Company will pay Mr. Speets an amount equal to the present value of the remaining payments due

Mr. Speets, discounted at 7%. The agreement has not been terminated, and the Company continues to make the required salary payments to Mr. Speets.

     A subsidiary of Pioneer Americas, Inc. sold caustic soda to Trans Marketing Houston, Inc. ("TMHI") for export from 1988 to 1993 and participated in certain joint insurance programs. Messrs. Kellogg and Speets co-founded TMHI and served as directors and executive officers of TMHI. Pioneer Americas, Inc. wrote off $1.3 million of receivables in 1992 and charged an additional $1.1 million against income in 1993 related to sales to TMHI that were deemed uncollectible. In April 1993, TMHI filed for bankruptcy. Pursuant to a plan of reorganization confirmed in the TMHI bankruptcy case in January 1994, assets of TMHI, including certain causes of action, were transferred to a liquidating trust, and a third party liquidating trustee was appointed to liquidate those assets for the benefit of creditors of TMHI. In October 1994, the liquidating trustee filed a preference action under the bankruptcy code against Pioneer Americas, Inc., alleging that certain transactions between Pioneer Americas, Inc. and TMHI during the period from December 1992 to April 1993 occurred while TMHI was insolvent, such that the approximately $2.2 million paid to Pioneer Americas, Inc. by TMHI in connection with those transactions could be recovered for the benefit of the trust. In April 1997 the liquidating trustee agreed to dismiss the preference action, and Pioneer Americas, Inc. agreed to withdraw its claim as an unsecured creditor of the trust estate.

     Jack H. Nusbaum, a director of the Company, is Chairman of the law firm of Willkie Farr & Gallagher, which acts as counsel to the Company from time to time.

     Each transaction involving officers of the Company, its controlling persons or affiliates was authorized at the time of the transaction or subsequently ratified by a majority of the Company's disinterested directors. It is the Company's practice not to enter into any transactions with affiliated parties unless a majority of the disinterested and independent directors determines that the terms of such transactions are at least as favorable to the Company as those available in similar transactions made with non-affiliated parties.

PROPOSAL 2: APPROVAL OF THE AMENDMENT OF THE PIONEER COMPANIES, INC.
             1998 STOCK PLAN

     The Board recommends the approval of the adoption of the Pioneer Companies, Inc. 1998 Stock Plan (the "Plan"), which authorizes the grant of various stock and stock-related awards. The Plan was adopted by the Board on March 11, 1998, contingent upon its approval by the stockholders. The Board believes the Company's success and long-term progress are dependent upon attracting and retaining highly qualified employees and consultants of the Company and its subsidiaries and affiliates and non-employee directors to serve on the Company's Board of Directors. The Plan gives the Compensation Committee maximum flexibility to use various forms of incentive awards as part of the Company's overall compensation program.

     The Plan is intended to encourage employees and consultants of the Company, its subsidiaries and affiliated entities and non-employee directors of the Company ("Directors") to acquire or increase their equity interest in the Company. Additionally, the Plan is intended to provide a means whereby employees, consultants and Directors may develop a sense of proprietorship and personal involvement in the development and financial success of the Company and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The Plan is also contemplated to enhance the ability of the Company, its subsidiaries and affiliated entities to attract and retain the services of individuals who can contribute to the progress, growth and profitability of the Company.

     The full text of the Plan is set forth in Appendix A to this Proxy Statement. The essential features of the Plan are summarized below, but such summary is qualified in its entirety by reference to the full text of the Plan. All capitalized terms not defined herein will have the meaning as defined in the Plan.

TYPES OF AWARDS

     The Plan would permit the granting of any or all of the following types of awards ("Awards"): (i) stock options, including incentive stock options ("ISOs"); (ii) shares of restricted stock ("Restricted Stock"); (iii) performance awards; (iv) phantom shares; (v) bonus shares; and (vi) other stock-based awards.

ELIGIBILITY FOR PARTICIPATION

     Each employee, including officers, and consultants of the Company or any subsidiary or affiliated entity; and each non-employee director of the Company will be eligible to receive Awards under the Plan. As of the date of this Proxy Statement, the Company had approximately 1,380 eligible participants.

ADMINISTRATION

     The Plan will be administered by the Compensation and Stock Option Committee of the Board of Directors (the "Committee"), which is composed of directors appointed by the Board who are non-employee directors. The Committee will select the participants who will receive Awards, determine the type and terms of Awards to be granted, and interpret and administer the Plan.

AMENDMENT AND TERMINATION

     The Board may terminate or amend the Plan without stockholder approval, except that stockholder approval is required for any amendment that would increase the number of shares available for grant.

TERM OF THE PLAN

     Unless sooner determined, the Plan will terminate on the 10th anniversary of the date it was approved by the Board, after which time no additional Awards may be made under the Plan.

SHARES SUBJECT TO THE PLAN

     Subject to adjustment as described more fully below, 500,000 shares of Class A Common Stock may be awarded under the Plan, of which no more than 100,000 may be granted as Restricted Stock.

STOCK OPTIONS

     Stock options granted under the Plan will be subject to the terms and conditions determined by the Committee, except that: (i) the option exercise price cannot be less than 100% of the fair market value of a share of Class A Common Stock at the time the option is granted (unless in substitution of an option granted under an acquired entity's or business' option plan) and (ii) no option may be exercised more than ten years after it is granted. ISOs may only be granted to employees of the Company and its subsidiaries, in accordance with the requirements of the Internal Revenue Code of 1986, as amended (the "Code").

     The Committee will determine the form in which payment of the exercise price may be made, which may include cash, shares of Common Stock owned for more than six months, check, "cashless" broker procedures, other securities or other property, or any combinations thereof, having a fair market value on the exercise date equal to the relevant exercise price.

RESTRICTED STOCK

     The Committee will determine the persons to whom Restricted Stock will be granted, the number of shares of Restricted Stock to be granted to each participant, the duration of the restriction period, the conditions under which the Restricted Stock may be forfeited to the Company and other terms and conditions of Awards of Restricted Stock. Restricted Stock may not be disposed of by the participant until the restrictions specified in the Award expire. The participant will have, with respect to Restricted Stock, the right to vote the shares and, unless otherwise determined by the Committee, the right to receive any cash dividends. Except as otherwise determined by the Committee, upon termination of a participant's employment for any reason during the restriction period, all Restricted Stock will be forfeited by the participant.

PERFORMANCE AWARDS

     Performance Awards will consist of a right denominated as a fixed dollar amount which is payable in cash, shares of Common Stock, other securities or other property upon the achievement of performance goals.

Performance goals will include, but are not limited to, the attainment of target levels of business criteria. The Committee will determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount of any payment or transfer to be made pursuant to any Performance Award. The Committee will establish performance criteria associated with grants of Performance Awards.

BONUS SHARES

     The Committee may deliver shares of Class A Common Stock to any eligible participant as additional compensation for the individual's services to the Company.

PHANTOM SHARES

     An Award of Phantom Shares constitutes an agreement by the Company to deliver shares of Class A Common Stock to the participant in the future in consideration of the fulfillment of such conditions, including the achievement of performance of goals and the performance of services, as the Committee may specify. Prior to the delivery of the Phantom Shares, the participant has no right to transfer any rights under his or her Award and no rights as a stockholder with respect to the shares covered by the Award, except as to phantom dividends, that the Committee may elect to credit in a bookkeeping account.

OTHER STOCK-BASED AWARDS

     The Committee may grant other forms of Awards based on, payable in, or otherwise related in whole or in part to Class A Common Stock. Subject to the terms of the Plan, the Committee will determine the terms and conditions of any such other stock-based awards.

TRANSFERABILITY OF NONQUALIFIED STOCK OPTIONS

     The Committee may, in its discretion, provide that nonqualified stock options may be transferred by the participant to an immediate family member (as provided in the Plan). At present, it is contemplated that such consent, if exercised by the Committee, would be limited to officers only.

CHANGE IN CONTROL

     In the event of a "Change in Control," as defined in the Plan, the exercise or vesting date of all Awards will automatically accelerate in full and the Committee may, subject to certain provisions, cause any outstanding Award to be assumed, or a new right substituted therefor, by the acquiring or surviving corporation.

PERFORMANCE GOALS AND INDIVIDUAL LIMITATIONS

     The business criteria performance goals applicable to Awards intended to qualify for the exemption from the $1 million deduction limitation of Section 162(m) of the Code for non-performance based compensation will be based upon the attainment of a such target levels of net income, cash flow, stockholder return on equity, profit margin, sales, economic value added, return on assets, earnings per share and stock price as may be specified by the Committee with respect to the Company or a subsidiary. Which factor or factors, the weighting of the same, and the use of peer group comparisons will be determined by the Committee with respect to each grant.

     The maximum amount of Performance Awards that may be granted to any individual any year will be $500,000 and the maximum number of shares of Restricted Stock, Phantom Shares or other stock-based awards that any individual may be granted in any year will each be, with respect to each type of Award, 20,000 shares. The maximum number of options that may be granted to any individual in any year will be with respect to 100,000 shares.

ADJUSTMENTS

     In the event the Committee determines that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other similar corporate transaction or event affects the Common Stock so that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended under the Plan, then the Committee will adjust any or all of the Awards.

FEDERAL INCOME TAX CONSEQUENCES

     Non-Qualified Option Rights. In general, (i) no income will be recognized by an optionee at the time a Non-Qualified Stock Option ("NQO") is granted, and
(ii) ordinary income will be recognized by the optionee at the time of exercise of an NQO in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise and the Company will be entitled to a corresponding tax deduction at that time.

     Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an ISO, although the excess of the fair market value on the date of exercise over the option price is included in alternative minimum taxable income for alternative minimum tax purposes, and the Company will not be entitled to a tax deduction unless the optionee makes a disqualifying disposition of the shares. If within two years after the date of grant or within one year after the transfer of the shares the optionee makes a disqualifying disposition of the shares, the optionee will recognize ordinary compensation income at that time in an amount equal to the lesser of (i) the optionee's gain on such disposition for tax purposes or (ii) the "spread" on the option on its exercise date, and the Company will be entitled to a corresponding tax deduction at that time.

     Restricted Stock. In general, a recipient of Restricted Stock will be subject to tax at ordinary income rates on the fair market value of the Restricted Stock, reduced by any amount paid by the recipient, at such time as the shares are no longer subject to either a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code, and the Company will be entitled to a corresponding tax deduction at that time.

     Performance Awards and Phantom Shares. In general, (i) no income will be recognized by a recipient upon the grant of Performance Awards or Phantom Shares, and (ii) upon payment of earned Performance Awards or Phantom Shares, the recipient will be required to include as taxable ordinary income the amount of cash and the fair market value of any nonrestricted shares of Common Stock received and the Company will be entitled to a corresponding tax deduction at that time.

     Bonus Shares. The recipient of Bonus Shares generally will be subject to tax at ordinary income rates on the fair market value of the Common Stock on the date that such shares are transferred to the recipient and the Company will be entitled to a corresponding tax deduction at that time.

     Other Stock-Based Awards. Generally, other stock-based awards will be subject to tax in the same manner as described above for a similar award.

     Limitations on Tax Deductions. The Company will not be entitled to a deduction for federal income tax purposes if (i) payment with respect to the Award is an "excess parachute payment" within the meaning of Section 280G of the Code, or (ii) the $1 million limitation of Section 162(m) of the Code, concerning nonperformance based compensation, is exceeded in a year for a "covered individual" as defined in said section.

            IT IS THE INTENTION OF THE PERSONS NAMED ON THE ENCLOSED
             FORM OF PROXY TO VOTE "FOR" THE APPROVAL OF THE PLAN.

PROPOSAL 3: RATIFICATION OF THE GRANT OF A STOCK OPTION TO ANDREW M. BURSKY

     The Board recommends the ratification of the grant by the Board of a non-qualified stock option to Andrew M. Bursky, a director of the Company. The option was granted to Mr. Bursky on May 15, 1997, in recognition of his efforts on behalf of the Company in negotiating the acquisition by a subsidiary of the Company of the Tacoma, Washington-based chlor-alkali business owned by a subsidiary of Occidental Chemical Corporation. It was also intended as an incentive to Mr. Bursky to continue his efforts on behalf of the Company and its stockholders. The option provided Mr. Bursky with the right to purchase up to 100,000 shares of Class A Common Stock at a price of $5.56 per share, the fair market value of Class A Common Stock on the date of grant.

     As a result of adjustment following the seven percent stock dividend paid on the Class A Common Stock on December 18, 1997, the option now provides Mr. Bursky with the right to purchase up to 107,000 shares of Class A Common Stock at a price of $5.20 per share. The option may be exercised for the purchase of up to 42,800 shares of Class A Common Stock on or after May 15, 1998, and for the purchase of up to an additional 21,400 shares of Class A Common Stock on or after May 15 in each of the years 1999, 2000 and 2001. The market price of a share of Class A Common Stock in trading on Nasdaq at the close of business on April 13, 1998 was $11.13.

     The option will terminate on May 15, 2007, with respect to any shares not purchased prior to that date. Payment of the exercise price may be made in the form of cash, shares of Class A Common Stock owned for more than six months, check, "cashless" broker procedures, other securities or other property, or any combinations thereof, having a fair market value on the exercise date equal to the relevant exercise price. The option is not transferrable by Mr. Bursky.

     The option will become immediately exercisable in the event of a change in control of the Company or if Mr. Bursky's service as a director of the Company is terminated by the Company without cause. Generally, a change in control will be deemed to have occurred if (i) any person or group, other than William R. Berkley or his affiliates, is or becomes the beneficial owner of thirty percent or more of the outstanding shares of Class A Common Stock or the combined voting power of the Company's then outstanding voting securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's stockholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period, or (iii) the Company undergoes a liquidation or dissolution or a sale of all or substantially all of the assets of the Company. Termination of service will be deemed to be without cause if it occurs on account of disability or with the written approval of the Board of Directors, or if there has not been a determination that Mr. Bursky has ceased to perform his duties in a manner that amounts to an intentional and extended neglect of such duties, or that he has engaged or is about to engage in conduct materially injurious to the Company, or that he has been convicted of a felony.

     In the event of any change in the outstanding shares of Class A Common Stock by reason of any recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distributions to stockholders other than cash dividends, the Board of Directors will make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind or shares of Class A Common Stock covered by the option and the option price thereof.

     For tax purposes, no income was recognizable by Mr. Bursky at the time the option was granted. Ordinary income will be recognized by him at the time of exercise of the option in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise, and the Company will be entitled to a corresponding tax deduction at that time.

            IT IS THE INTENTION OF THE PERSONS NAMED ON THE ENCLOSED
   FORM OF PROXY TO VOTE "FOR" RATIFICATION OF THE GRANT OF THE STOCK OPTION.

PROPOSAL 4: APPOINTMENT OF INDEPENDENT AUDITORS

     Deloitte & Touche LLP has served as the independent accountants of the Company for a number of years, and the firm has been appointed by the Board of Directors as independent certified public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1998. The Board of Directors is submitting this matter to a vote of stockholders in order to ascertain their views. If the appointment of Deloitte & Touche LLP is not ratified at the Annual Meeting, the Board of Directors will reconsider its action and will appoint auditors for the 1998 fiscal year without further stockholder action. Further, even if the appointment of auditors is ratified by stockholder action, the Board of Directors may at any time in the future in its discretion reconsider the appointment of auditors without submitting the matter to a vote of stockholders.

     It is expected that representatives of Deloitte & Touche LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

 IT IS THE INTENTION OF THE PERSONS NAMED ON THE ENCLOSED FORM OF PROXY TO VOTE
      "FOR" RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP UNLESS
                              OTHERWISE DIRECTED.

                                 OTHER MATTERS
NOTICE REQUIREMENTS

     It is anticipated that the next Annual Meeting of Stockholders after the one scheduled for May 19, 1998, will be held on or about May 18, 1999. All stockholder proposals relating to a proper subject for action at the 1999 Annual Meeting to be included in the Company's Proxy Statement and form of proxy relating to that meeting must be received by the Company for its consideration at its principal executive offices no later than January 19, 1999, all in accordance with the provisions of Rule 14a-8 promulgated under the Securities Exchange Act of 1934. Any such proposal should be submitted by certified mail, return receipt requested.

COMPLIANCE WITH SEC.16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Class A Common Stock or Class B Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of Section 16(a) reports furnished to the Company, the Company has not identified any instances of reports for the fiscal year ended December 31, 1997, which were not filed in a timely manner.

     As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

                                            By order of the Board of Directors,

                                            WILLIAM R. BERKLEY
                                            Chairman of the Board

April 13, 1998

                                                                      APPENDIX A

                    PIONEER COMPANIES, INC. 1998 STOCK PLAN

     SECTION 1. Purpose of the Plan.

     The Pioneer Companies, Inc. 1998 Stock Plan (the "Plan") is intended to promote the interests of Pioneer Companies, Inc., a Delaware corporation (the "Company"), by encouraging officers, employees, directors, and consultants of the Company, its subsidiaries and affiliated entities to acquire or increase their equity interest in the Company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company thereby advancing the interests of the Company and its stockholders. The Plan is also contemplated to enhance the ability of the Company, its subsidiaries and affiliated entities to attract and retain the services of individuals who are essential for the growth and profitability of the Company.

     SECTION 2. Definitions.

     As used in the Plan, the following terms shall have the meanings set forth below:

     "Affiliate" shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

     "Award" shall mean any Option, Restricted Stock, Performance Award, Phantom Shares, Bonus Shares, or Other Stock-Based Award.

     "Award Agreement" shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

     "Board" shall mean the Board of Directors of the Company.

     "Bonus Shares" shall mean an award of Shares granted pursuant to Section 6(d) of the Plan.

     "Change in Control" shall, unless the Board otherwise directs by resolution adopted prior thereto, be deemed to occur if (i) any "person" (as that term is used in Sections 13 and 14(d)(2) of the Exchange Act) other than William R. Berkley or his "affiliates" (as that term is defined in Rule 144 promulgated pursuant to the Securities Act of 1933, as amended) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 30% or more of either the outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally, (ii) during any period of two consecutive years, individuals who constitute the Board at the beginning of such period cease for any to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period or (iii) the Company undergoes a liquidation or dissolution or a sale of all or substantially all of the assets of the Company. Any merger, consolidation or corporate reorganization in which the owners of the combined voting power of the Company's then outstanding securities entitled to vote generally prior to said combination, own 50% or more of the resulting entity's outstanding securities entitled to vote generally shall not, by itself, be considered a Change in Control.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

     "Committee" shall mean the Board or any committee of the Board designated, from time to time, by the Board to act as the Committee under the Plan.

     "Consultant" shall mean any individual who renders consulting services or advice to the Company or an Affiliate for a fee, excluding any individual who is a Director.

     "Director" shall mean an individual, other than an Employee, who is a member of the Board.

     "Employee" shall mean any employee of the Company or an Affiliate or any person who has been extended an offer of employment by the Company or an Affiliate.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" shall mean, with respect to Shares, the closing price of a Share quoted on the Composite Tape, or if the Shares are not listed on the New York Stock Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or if the Shares are not listed on any such stock exchange, the last sale price, or if none is reported, the highest closing bid quotation on the Nasdaq Stock Market or any successor system then in use on the date of grant, or if none are available on such day, on the next preceding day for which are available, or if no such quotations are available, the fair market value on the date of grant of a Share as determined in good faith by the Committee. In the event the Shares are not publicly traded at the time a determination of its fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

     "Incentive Stock Option" or "ISO" shall mean an option granted under
Section 6(a) of the Plan that is intended to qualify as an "incentive stock option" under Section 422 of the Code or any successor provision thereto.

     "Non-Qualified Stock Option" or "NQO" shall mean an option granted under
Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

     "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

     "Other Stock-Based Award" shall mean an award granted pursuant to Section 6(f) of the Plan that is not otherwise specifically provided for, the value of which is based in whole or in part upon the value of a Share.

     "Participant" shall mean any Employee, Director or Consultant granted an Award under the Plan.

     "Performance Award" shall mean any right granted under Section 6(c) of the Plan.

     "Person" shall mean individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

     "Phantom Shares" shall mean an Award of the right to receive Shares issued at the end of a Restricted Period which is granted pursuant to Section 6(e) of the Plan.

     "Restricted Period" shall mean the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

     "Restricted Stock" shall mean any Share, prior to the lapse of restrictions thereon, granted under Section 6(b) of the Plan.

     "Rule 16b-3" shall mean Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

     "SEC" shall mean the Securities and Exchange Commission, or any successor thereto.

     "Shares" or "Common Shares" or "Common Stock" shall mean the Class A common stock of the Company, $0.01 par value, and such other securities or property as may become the subject of Awards of the Plan.

     "Substitute Award" shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by (i) a company acquired by the Company or one or more of its Affiliates, or (ii) a company with which the Company or one or more of its Affiliates combines.

     SECTION 3. Administration.

     The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose. Upon any such delegation all references in the Plan to the "Committee", other than in Section 7, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer's right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a Participant who is subject to Rule 16b-3. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants;
(ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any stockholder and any Employee.

     SECTION 4. Shares Available for Awards.

     (a) Shares Available. Subject to adjustment as provided in Section 4(c), the number of Shares with respect to which Awards may be granted under the Plan shall be 500,000; however, the aggregate amount of Restricted Stock Awards that may be paid in Shares shall not exceed 100,000 Shares. If any Award is forfeited or otherwise terminates or is canceled without the delivery of Shares or other consideration, then the Shares covered by such Award, to the extent of such forfeiture, termination or cancellation, shall again be Shares with respect to which Awards may be granted.

     (b) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

     (c) Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted,
(ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, in each case, that with respect to Awards of Incentive Stock Options and Awards intended to qualify as performance based compensation under Section 162(m)(4)(C) of the Code, no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code or would cause such Award to fail to so qualify under Section 162(m) of the Code, as the case may be, or any successor provisions thereto; and provided, further, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

     SECTION 5. Eligibility.

     Any Employee, Director or Consultant shall be eligible to be designated a Participant.

     SECTION 6. Awards.

     (a) Options. Subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option (no Participant may receive Options with respect to more than 100,000 Shares during any calendar year), the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

          (i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee at the time the Option is granted, but shall not be less than the Fair Market Value of a Share on such date, unless such Option is a Substitute Award.

          (ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms (which may include, without limitation, cash, check acceptable to the Company, Shares already-owned for more than six months, a "cashless-broker" exercise (through procedures approved by the Company), other securities or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which payment of the exercise price with respect thereto may be made or deemed to have been made.

          (iii) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of
     Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Incentive Stock Options may be granted only to employees of the Company and its "parent corporation" and "subsidiary corporations", as defined in Section 424 of the Code.

     (b) Restricted Stock. Subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom Restricted Stock shall be granted, the number of Shares of Restricted Stock to be granted to each such Participant, the duration of the Restricted Period during which, and the conditions, including the performance criteria, if any, under which, the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards.

          (i) Dividends. Dividends paid on Restricted Stock may be paid directly to the Participant, may be subject to risk of forfeiture and/or transfer restrictions during any period established by the Committee or sequestered and held in a bookkeeping cash account (with or without interest) or reinvested on an immediate or deferred basis in additional shares of Common Stock, which credit or shares may be subject to the same restrictions as the underlying Award or such other restrictions, all as determined by the Committee in its discretion.

          (ii) Registration. Any Restricted Stock may be evidenced in such manner as the Committee shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

          (iii) Forfeiture and Restrictions Lapse. Except as otherwise determined by the Committee or the terms of the Award or other agreement that granted the Restricted Stock, upon termination of a

     Participant's employment, consulting or membership on the Board, as the case may be, (as determined under criteria established by the Committee) for any reason (other than a Change in Control) during the applicable Restricted Period, all Restricted Stock shall be forfeited by the Participant and re-acquired by the Company. The Committee may, when it finds that a waiver would be in the best interests of the Company and not cause such Award, if it is intended to qualify as performance based compensation under Section 162(m) of the Code, to fail to so qualify under
     Section 162(m) of the Code, waive in whole or in part any or all remaining restrictions with respect to such Participant's Restricted Stock. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Restricted Stock promptly after the applicable restrictions have lapsed or otherwise been satisfied.

          (iv) Transfer Restrictions. During the Restricted Period, Restricted Stock will be subject to the limitations on transfer as provided in Section 6(h)(iii).

          (v) Limit. The maximum number of Shares of Restricted Stock that may be granted to any Participant during any year shall not exceed 20,000 Shares.

     (c) Performance Awards. The Committee shall have the authority to determine the Participants who shall receive a Performance Award, which shall be denominated as a cash amount at the time of grant and confer on the Participant the right to receive payment of such Award, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish with respect to the Award.

          (i) Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount of any payment or transfer to be made pursuant to any Performance Award.

          (ii) Payment of Performance Awards. Performance Awards may be paid (in cash and/or in Shares, in the sole discretion of the Committee) in a lump sum or in installments following the close of the performance period, in accordance with procedures established by the Committee with respect to such Award.

          (iii) Limit. The maximum number of Performance Awards that may be granted to any Participant during any year shall not exceed $500,000.

     (d) Bonus Shares. The Committee shall have the authority, in its discretion, to grant Bonus Shares to Participants. Each Bonus Share shall constitute a transfer of an unrestricted Share to the Participant, without other payment therefor.

     (e) Phantom Shares. The Committee shall have the authority to grant Awards of Phantom Shares to Participants upon such terms and conditions as the Committee may determine.

          (i) Terms and Conditions. Each Phantom Share Award shall constitute an agreement by the Company to issue or transfer a specified number of Shares or pay an amount of cash equal to a specified number of Shares, or a combination thereof to the Participant in the future, subject to the fulfillment during the Restricted Period of such conditions, including performance objectives, if any, as the Committee may specify at the date of grant. During the Restricted Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Phantom Shares and shall not have any right to vote such shares.

          (ii) Dividends. Any Phantom Share award may provide that any or all dividends or other distributions paid on Shares during the Restricted Period be credited in a cash bookkeeping account (without interest) or that equivalent additional Phantom Shares be awarded, which account or shares may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

          (iii) Limit. The maximum number of Phantom Shares that may be awarded to any Participant during any year shall not exceed 20,000 Phantom Shares.

     (f) Other Stock-Based Awards. The Committee may also grant to Participants an Other Stock-Based Award, which shall consist of a right which is an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares as is deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of any such Other Stock-Based Award. The maximum number of Other Stock-Based Awards that may be awarded to any Participant during any year shall not exceed awards with respect to 20,000 Shares.

     (g) Substitute Awards. Awards may be granted from time to time in substitution for similar awards held by employees of other corporations who become Participants as the result of a merger or consolidation of the employing corporation with the Company or any subsidiary, or the acquisition by the Company or any subsidiary of the assets of the employing corporation, or the acquisition by the Company or any subsidiary or an affiliate of stock of the employing corporation. The terms and conditions of substitute Awards granted may vary from the terms and conditions set forth in the Plan, to the extent the Committee, at the time of grant, deems it appropriate to conform, in whole or in part, to the provisions of awards in substitution for which they are granted.

     (h) General.

          (i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

          (ii) Forms of Payment by Company Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

          (iii) Limits on Transfer of Awards.

             (A) Except as provided in (C) below, each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant's lifetime, or, if permissable under applicable law, by the Participant's guardian or legal representative as determined by the Committee.

             (B) Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution (or, in the case of Restricted Stock, to the Company) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

             (C) Notwithstanding anything in the Plan to the contrary, to the extent specifically provided by the Committee with respect to a grant, a Nonqualified Stock Option may be transferred to immediate family members or related family trusts, limited partnerships or similar entities or Persons or on such terms and conditions as the Committee may establish from time to time.

          (iv) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, that in no event shall the term of any Award exceed a period of 10 years from the date of its grant.

          (v) Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

          (vi) Consideration for Grants. Awards may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

          (vii) Delivery of Shares or other Securities and Payment by Participant of Consideration. No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price, tax payment or tax withholding) is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, withholding of Shares, cashless exercise with simultaneous sale, or any combination thereof; provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the Plan or the applicable Award Agreement to the Company.

          (viii) Performance Criteria. The Committee shall establish performance goals applicable to those Awards (other than Options) the payment of which is intended by the Committee to qualify as "performance-based compensation" as described in Section 162(m)(4)(C) of the Code. The performance goals shall be based upon the attainment of such target levels of net income, cash flows, return on equity, profit margin or sales, stock price, return on assets, economic value added, and/or earnings per share as may be specified by the Committee. Which factor or factors to be used with respect to any grant, and the weight to be accorded thereto if more than one factor is used, shall be determined by the Committee at the time of grant.

     SECTION 7.  Amendment and Termination.

     Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

          (i) Amendments to the Plan. The Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or other Person; provided, however, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company no such amendment, alteration, suspension, discontinuation, or termination shall be made that would increase the total number of Shares available for Awards under the Plan, except as provided in Section 4(c) of the Plan.

          (ii) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change in any Award shall reduce the benefit to Participant without the consent of such Participant. Notwithstanding the foregoing, with respect to any Award intended to qualify as performance-based compensation under Section 162(m) of the Code, no adjustment shall be authorized to the extent such adjustment would cause the Award to fail to so qualify.

     SECTION 8. Change in Control.

     Notwithstanding any other provision of this Plan to the contrary, in the event of a Change in Control of the Company all outstanding Awards automatically shall become fully vested immediately prior to such Change in Control (or such earlier time as set by the Committee), all restrictions, if any, with respect to such Awards shall lapse, including, without limitation, any service, longevity or year-end employment requirements, and all performance criteria, if any, with respect to such Awards shall be deemed to have been met in full to the maximum extent without regard to any proration provisions in such Award or Award Agreement.

     SECTION 9. General Provisions.

     (a) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each recipient.

     (b) Withholding. The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, Shares that would otherwise be issued pursuant to such Award, other Awards or other property) of any applicable taxes payable in respect of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. In addition, the Committee may provide, in an Award Agreement, that the Participant may direct the Company to satisfy such Participant's tax obligation through the withholding of Shares otherwise to be acquired upon the exercise or payment of such Award.

     (c) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

     (d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

     (e) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

     (f) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance of transfer or such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

     (g) No Trust or Fund Created. Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

     (h) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

     (i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

     (j) Parachute Tax Gross-Up. To the extent that the grant, payment, or acceleration of vesting or payment, whether in cash or stock, of any Award made to a Participant under the Plan (a "Benefit") is subject to an excise tax under
Section 4999(a) of the Code (a "Parachute Tax"), the Company shall pay such person an amount of cash (the "Gross-up Amount") such that the "net" Benefit received by the person under this Plan, after paying all applicable Parachute Taxes (including those on the Gross-up Amount) and any taxes on the Gross-up Amount, shall be equal to the Benefit that such person would have received if such Parachute Tax had not been applicable.

     SECTION 10. Effective Date of the Plan.

     The Plan shall be effective as of the date of its adoption by the Board or approval by the stockholders of the Company, whichever is later.

     SECTION 11. Term of the Plan.

     No Award shall be granted under the Plan after the 10th anniversary of the earlier the date the Plan was adopted by the Board or approved by the stockholders. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

--------------------------------------------------------------------------------

                            PIONEER COMPANIES, INC.
       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
                     FOR THE ANNUAL MEETING -- MAY 19, 1998

   The undersigned hereby constitutes and appoints Philip J. Ablove and Kent R. Stephenson, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Pioneer Companies, Inc. to be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Tuesday, May 19, 1998 at 2:00 p.m. and any adjournments thereof, on all matters coming before said meeting.

   Directors recommend a vote "FOR" election of nominees and "FOR" proposals 2, 3 and 4.

   1. Election of three directors to a class expiring in 2001 and one director to a class-expiring in 1999.

      FOR nominees listed below [ ]                            WITHHOLD
                                                               AUTHORITY to vote
                                                               for nominees [ ]

      Donald J. Donahue, Richard C. Kellogg, Jr. and Jack H. Nusbaum (for the class expiring in 2001) and John R. Kennedy (for the class expiring in
      1999).

      FOR, except vote withheld from the following nominee(s)

      ---------------------------------------------------------

   2. Proposal to approve the Pioneer Companies, Inc. 1998 Stock Plan.
         FOR [ ]                AGAINST [ ]                ABSTAIN [ ]

   3. Proposal to ratify the grant of a stock option to Andrew M. Bursky.

         FOR [ ]                AGAINST [ ]                ABSTAIN [ ]

   4. Proposal to ratify the appointment of Deloitte & Touche LLP as independent certified public accounts for the Company for the fiscal year ending December 31, 1998.
         FOR [ ]                AGAINST [ ]                ABSTAIN [ ]

   In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy cannot vote your shares unless you sign and return this card in the enclosed postage paid envelope.

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

--------------------------------------------------------------------------------

    This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR said Nominees and FOR Items 2, 3 and 4.

                                                  Date
                                                  ------------------------------

                                                  ------------------------------
                                                           (Signature)

                                                  ------------------------------
                                                   (Signature if held jointly)

                                                  NOTE: Please sign exactly as
                                                  name appears hereon. Joint
                                                  owners should each sign. When
                                                  signing as attorney, executor,
                                                  administrators, trustee or
                                                  guardian, please give full
                                                  title as such.

                                                  The signer hereby revokes all
                                                  proxies heretofore given by
                                                  the signer to vote at said
                                                  meeting or any adjournments
                                                  thereof.

                                          PLEASE MARK, SIGN, DATE AND RETURN
                                          THIS PROXY CARD PROMPTLY, USING THE
                                          ENCLOSED ENVELOPE. THANK YOU.

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